March 14, 2025

Dennis Secor
Interim Chief Financial Officer
Guess?, Inc.
Strada Regina 44
Bioggio, Switzerland CH-6934

        Re: Guess?, Inc.
            Form 10-K for the Fiscal Year Ended February 3, 2024
            Filed April 1, 2024
            Form 10-Q for the Fiscal Quarter Ended November 2, 2024 Filed December 6, 2024
            File No. 001-11893
Dear Dennis Secor:

       We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                        Sincerely,

                                                        Division of Corporation
Finance
                                                        Office of Manufacturing